EXHIBIT 99.1

Media Contact:                        Investor Relations Contact:
Evelyn Mitchell                        Dana Nolan
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Regions Financial Corp. Names John Turner CEO Effective July 2, 2018;
Grayson Hall to Serve as Executive Chairman

BIRMINGHAM, Ala. - April 25, 2018 - Regions Financial Corporation (NYSE:RF) announced today that John M. Turner Jr., who currently serves as President, will become Chief Executive Officer of Regions Bank and Regions Financial Corporation, its bank holding company, and a member of its Boards of Directors effective July 2, 2018.

Turner, 56, will succeed Chairman and Chief Executive Officer Grayson Hall, 60, who will serve as Executive Chairman through the end of 2018. Hall’s career at the company and a predecessor spans 38 years, including serving as Chief Executive Officer since 2010 and as Chairman since 2013. Turner joined Regions in 2011.

“With John’s broad range of experience and exceptional leadership skills, Regions will be well-positioned to continue growing prudently and sustainably while also maintaining our focus on meeting the needs of our customers, providing exemplary service, and serving our communities,” Hall said.

Lead Independent Director Charles McCrary said, “Grayson led the company out of a very difficult time for the financial services industry by doing what’s right for our customers and providing the services and advice they needed to succeed financially. That visionary leadership helped create the foundation for the company’s success today.”

“I am honored to succeed Grayson as CEO,” Turner said. “I admire his integrity, business judgment, and his commitment to provide what he calls ‘decent returns in a decent way.’ That leadership is rooted in his humility and in a deep passion for our customers, associates, and communities. The strength of his character is reflected in the culture of our company. I am excited about the opportunity to continue to work closely with Grayson and the Regions team as we build on our momentum to generate sustainable growth and deliver benefits for all of our stakeholders.”

Biographical information
Grayson Hall
Grayson Hall joined AmSouth Bank, a predecessor to Regions, in 1980 as a participant in the management trainee program. He served in roles of increasing responsibility in Operations, Technology, Consumer Banking, Commercial Banking and Wealth Management. Hall was elected vice chairman and a member of the boards of directors of Regions Financial Corporation and Regions Bank in 2008 and was named president and chief operating officer in October 2009. He was named president and chief executive officer in April 2010 and assumed the role of chairman, president and chief executive officer in May 2013. In December 2017, he became chairman and chief executive officer.

He graduated from the University of the South, Sewanee, Tennessee, in 1979 with a bachelor’s degree in economics. In 1980, he received a master’s degree in business administration from the University of Alabama, Tuscaloosa, Alabama. He attended Stonier Graduate School of Banking and executive development programs at Harvard Business School.

Hall serves on the public company boards of Alabama Power and Vulcan Materials. In addition, he serves on the boards of the Federal Reserve Bank of Atlanta and the Birmingham Business Alliance and is a director on the boards of the Newcomen Society of Alabama and the Economic Development Partnership of Alabama. He was named as a Trustee of the Crimson Tide Foundation and served as a representative on the Federal Advisory Council of the Federal Reserve Board of Governors 2014 - 2016.

John Turner
John Turner joined Regions in 2011 as the regional president of the South Region and led banking operations in Alabama, Mississippi, South Louisiana, and the Florida Panhandle. He was named head of Regions’ Corporate Bank in 2014 and President in 2017.

Before joining Regions, Turner was named president of Whitney National Bank and Whitney Holding Corporation in 2008 and was elected to that bank and holding company boards of directors. Previously he was responsible for all geographic line banking functions across the bank, and was the company’s Eastern Region President. Turner joined Whitney in 1994 as its Alabama regional president after nine years at AmSouth Bank, where he held senior consumer, commercial and business positions.

Turner holds a bachelor’s degree in economics from the University of Georgia. He serves on the Public Affairs Research Council of Alabama, Business Council of Alabama, A Plus Education Foundation, and Infirmary Health System boards. He is a former chairman of the Mobile Area Chamber of Commerce, former chairman of the Mobile Area Education Foundation, a former chairman of the United Way of Southwest Alabama, and a graduate of Leadership Alabama. He is a former board member of Leadership Mobile.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $123 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 1,900 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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